FOR IMMEDIATE RELEASE:

CONSPIRACY ENTERTAINMENT EXPECTS REVENUES TO EXCEED $5 MILLION IN Q4 2007

Los Angeles, CA: March 11, 2008 - Conspiracy Entertainment (OTCBB: CPYE), a developer, publisher and marketer of interactive entertainment software in North America and Western Europe, announced today it expects to report over $5 million in revenues (unaudited) for the three months ended December 31, 2007. This represents a year-over-year increase in sales of 2824% compared to $171,000 reported in the fourth quarter of 2006. Fourth quarter 2007 revenues grew 194% compared to $1.7 million reported in the third quarter of 2007. For the year ended December 31, 2007, Conspiracy expects to report over $7.5 million in revenues (unaudited), compared to $803,493 (audited) for the year ended December 31, 2006. The Company’s actual financial results will be filed on Form 10-KSB at http://www.sec.gov by mid-April.

Sirus Ahmadi, president of Conspiracy Entertainment, said, “We are very pleased to continue our strong sales trend in the second half of 2007. In the fourth quarter, we released over 10 titles, many of which have been successes. Our launch of the Nintendo Wii: Winter Sports game in December 2007 quickly lead to large reorders, and continues to increase our sales in the first quarter of 2008. We now have 10 to 20 additional games on all major platforms scheduled for release in 2008, and are well-positioned to continue our sales momentum throughout 2008.”

Keith Tanaka, CFO of Conspiracy Entertainment, said, “Our consistent quarter-to-quarter improvements in 2007 are a result of gaining manufacturing approval on a number of our licensed, popular gaming titles, as well as securing new distributorships to release highly-anticipated games into North American retail stores. Fourth quarter and year-end revenues in 2007 have set the foundation for what we believe will be a year of top-line growth in 2008.”

Conspiracy’s recently released and upcoming products can be viewed at http://www.conspiracygames.com.

About Conspiracy Entertainment Corporation
Conspiracy Entertainment Corporation is a developer, publisher and marketer of entertainment software in North America and Western Europe. The Company develops and licenses properties from several sources, including global entertainment and media companies and publishes software for DVD media, wireless devices, personal computers and video game consoles, including those manufactured by Nintendo, Sony Computer Entertainment, Inc., and Microsoft Corporation. Conspiracy Entertainment was founded in 1997 and is based in Santa Monica, CA.

Safe Harbor Statement: The Private Securities Litigation Reform Act of 1995 provides a "Safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involved risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission. Our independent auditors are in the process of auditing our financial results for 2007 and as a result, the financial results reported in this release may change.
# # #

Contact: Rick McCaffrey, Investors Relations, 781-444-6100x625, rick@otcfn.com, http://www.otcfn.com/cpye.